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                                                                     Exhibit 3.3

                              ARTICLES OF AMENDMENT OF
                            ARTICLES OF INCORPORATION OF

                                   OAKLEY, INC.

     ARTICLES OF AMENDMENT of the Articles of Incorporation of Oakley, Inc. (the "Corporation") are herein executed by said Corporation, pursuant to the provision of RCW 23B.10.060, as follows:

     FIRST: The name of the Corporation is Oakley, Inc.

     SECOND: The first paragraph of Article II of the Corporation's Amended and Restated Articles of Incorporation is amended to read as follows:

          The total number of shares of stock which the corporation shall have authority to issue is two hundred and ten million (210,000,000), which shall consist of two hundred million (200,000,000) shares of Common Stock, each having a par value of one penny ($.01) (the "Common Stock"), and ten million (10,000,000) shares of Preferred Stock, each having a par value of one penny ($.01) (the "Preferred Stock").

     THIRD: This amendment does not provide for an exchange, reclassification or cancellation of issued shares.

     FOURTH: The effective date of the adoption of said Amendment by the Directors of said Corporation was the 10th day of September, 1996.

     FIFTH: The amendment was approved by resolution of the Board of Directors without shareholder action. Pursuant to RCW 23B.10.020(4), shareholder action is not required.

     The foregoing is executed under penalty of perjury by the undersigned, who is authorized to do so on behalf of the Corporation.

     DATED this 26th day of September, 1996.

                                       OAKLEY, INC.

                                       By: /s/ Link Newcomb
                                          ---------------------------------
                                          Link Newcomb
                                          Executive Vice President and
                                          Chief Financial Officer